SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       Advanced Technology Materials, Inc.
       -----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
       -----------------------------------------------------------------
                         (Title of Class of Securities)


                                   00754X 10 5
       -----------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [ ] (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 11

---------------------------                          ---------------------------
CUSIP No. 00754X 10 5                 13G                  Page 2 of 13 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
              Sierra Ventures III, a California
                  Limited Partnership ("Sierra III")    94-3054838
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES                                                                 - 0 -
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING                                                                - 0 -
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                                                                           - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                              0%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
                                                                              PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No. 00754X 10 5                 13G                  Page 3 of 13 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                Sierra Ventures III International, a California
                   Limited Partnership ("Sierra III International") 94-3062256
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES                                                                 - 0 -
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING                                                                - 0 -
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                                                                           - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                              0%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
                                                                              PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No. 00754X 10 5                 13G                  Page 4 of 13 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                      SV Associates III, L.P. ("SV Associates") 94-3056079
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES                                                                 - 0 -
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING                                                                - 0 -
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                                                                           - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                              0%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
                                                                              PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No. 00754X 10 5                 13G                  Page 5 of 13 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                      Peter C. Wendell
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES                                                                 - 0 -
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING                                                                - 0 -
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                                                                           - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                              0%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
                                                                              IN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No. 00754X 10 5                 13G                  Page 6 of 13 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                      Jeffrey M. Drazan
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES                                                                 - 0 -
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING                                                                - 0 -
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                                                                           - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                              0%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
                                                                              IN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No. 00754X 10 5                 13G                  Page 7 of 13 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                      Petri Vainio
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES                                                                 - 0 -
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING                                                                - 0 -
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                                                                           - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                           - 0 -
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                              0%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
                                                                              IN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  Advanced Technology Materials, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  7 Commerce Drive
                  Danbury, CT  06810-4169

ITEM 2(A)-(C).             NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

                  This amendment is being filed by SV Associates III, L.P., a California limited partnership ("SV Associates") whose principal business address is 3000 Sand Hill Road, Building Four, Suite 210, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of SV Associates are set forth on Exhibit B hereto. Peter C. Wendell, Jeffrey M. Drazan and Petri Vainio are each general partners of SV Associates.

                  SV Associates is general partner to Sierra Ventures III, a California Limited Partnership ("Sierra III") and Sierra Ventures III International, a California Limited Partnership ("Sierra III International"). With respect to SV Associates and the general partners of SV Associates, this statement relates only to SV Associates' indirect, beneficial ownership of shares of Common Stock of Advanced Technology Materials, Inc. (the "Shares"). The Shares have been purchased by Sierra III and Sierra III International, and SV Associates and the general partners of SV Associates do not directly or otherwise hold any Shares. Management of the business affairs of SV Associates, including decisions respecting disposition and/or voting of the Shares, resides in the general partners of SV Associates listed on Exhibit B hereto.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 00754X 10 5

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  Please see Item 5.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Advanced Technology Materials, Inc.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not applicable.  Please see Item 5.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  Not applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                               SV ASSOCIATES III, L.P.


                               By:________________________________
                                  Martha A. Clarke Adamson
                                  Attorney-in-Fact for the General Partners


                               PETER C. WENDELL
                               JEFFREY M. DRAZAN
                               PETRI VAINIO

                               By:________________________________
                                  Martha A. Clarke Adamson
                                  Attorney-in-Fact


                               SIERRA VENTURES III, A CALIFORNIA
                               LIMITED PARTNERSHIP

                               By SV Associates III, L.P., its General Partner


                               By:________________________________
                                  Martha A. Clarke Adamson
                                  Attorney-in-Fact for the General Partners


                               SIERRA VENTURES III INTERNATIONAL,
                               A CALIFORNIA LIMITED PARTNERSHIP

                               By SV Associates III, L.P., its General Partner


                               By:________________________________
                                  Martha A. Clarke Adamson
                                  Attorney-in-Fact for the General Partners

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page

Exhibit A:  Agreement of Joint Filing                                 12

Exhibit B: List of General Partners of SV Associates III, L.P.        13

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 13, 1997, containing the information required by Schedule 13G.

Date:  February 13, 1997        SV ASSOCIATES III, L.P., A CALIFORNIA
                                LIMITED PARTNERSHIP


                                By:________________________________
                                   Martha A. Clarke Adamson
                                   Attorney-in-Fact for the General Partners


                                PETER C. WENDELL
                                JEFFREY M. DRAZAN
                                PETRI VAINIO

                                By:________________________________
                                   Martha A. Clarke Adamson
                                   Attorney-in-Fact


                                SIERRA VENTURES III, A CALIFORNIA
                                LIMITED PARTNERSHIP

                                By SV Associates III, L.P., a California limited partnership, its General Partner


                                By:________________________________
                                   Martha A. Clarke Adamson
                                   Attorney-in-Fact for the General Partners


                                SIERRA VENTURES III INTERNATIONAL,
                                A CALIFORNIA LIMITED PARTNERSHIP

                                By SV Associates III, L.P., a California limited partnership, its General Partner


                                By:________________________________
                                   Martha A. Clarke Adamson
                                   Attorney-in-Fact for the General Partners

                                                     EXHIBIT B

                                                General Partners of
                                              SV Associates III, L.P.


     Set forth below, with respect to each general partner of SV Associates III, L.P. is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Peter C. Wendell
         (b)      c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA 94025
         (c)      United States Citizen

2.       (a)      Jeffrey M. Drazan
         (b)      c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA 94025
         (c)      United States Citizen

3.       (a)      Petri Vainio
         (b)      c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA 94025
         (c)      United States Citizen